Exhibit 10.38

AGREEMENT ON CONFIDENTIALITY, WORK PRODUCT, NON-COMPETITION, AND NON-SOLICITATION

THIS AGREEMENT ON CONFIDENTIALITY, WORK PRODUCT, NON-COMPETITION, AND NON-SOLICITATION (“Agreement”) is made and entered into as of this      day of             , 20    , by and between                     , an individual resident of the State of            (“Employee”), and FLEETCOR TECHNOLOGIES OPERATING COMPANY, LLC, a Georgia limited liability company, for itself and its applicable parent and subsidiary companies (“Employer”).

W I T N E S S E T H:

WHEREAS, Employee and Employer are parties to that certain offer letter (the “Offer Letter”), dated as of                     , which relates to the terms and conditions of Employee’s employment and contemplates Employee entering into this Agreement;

WHEREAS, during Employee’s employment with Employer, Employee will have access to certain information of central importance to the business of Employer, and disclosure of such information to, or its use by, others could cause substantial harm to Employer; and

WHEREAS, Employee’s services are of a special character which have a unique value to Employer, the loss of which cannot be adequately compensated by damages in an action at law and if used in competition with Employer could cause serious harm to Employer;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1	Confidentiality, Work Product, Non-Competition, and Non-Solicitation Provisions.

1.1	Definitions. For the purposes of this Agreement, the following definitions shall apply:

(a)	“Competitor” means the following businesses and their successor companies:

(i)	Fuel Card Companies (including but not limited to): Wright Express, US Bank/Voyager, Visa Fleet, MasterCard Fleet, Citibank – PC Petroleum Business, GE – Petroleum Business, JPMorgan Chase Fleet Card, UK Fuels, Radius Payment Solutions, CSI, MultiService, DKV, UTA, e100, EdenRed, Sodexo, Cheque Dejeneur, Embratec;

(ii)	Oil Companies (including but not limited to): Shell, BP, Chevron, ExxonMobil, Valero, Sunoco, Speedway, Total, Statoil, Rosneft, Gazprom, Lukoil, Petrobras, Ipiranga, Pemex, Repsol, OMV, Q8;

(iii)	Telematics Companies (including but not limited to): FleetMatics, Sascar, Econtrack, Contrex, Tom Tom, Verizon (Networkfleet), Teletrac, Geotab, GPS Insight, Telogis, Azuga, Nauman Wireless, GP Strakit, GPS Heros, Linxup;

(iv)	Corporate Payments Companies (including but not limited to): Card Groups, such as, virtual cards, purchasing cards, T&E cards, payroll cards within US Treasury Banks, such as, US Bank, PNC, Sun Trust) and American Express.

(b)	“Confidential Information” means any confidential, proprietary business information or data belonging to or pertaining to Employer that does not constitute a “Trade Secret” (as hereinafter defined) and that is not generally known by or available through legal means to the public, including, but not limited to, information regarding Employer’s customers or actively sought prospective customers, suppliers, manufacturers and distributors gained by Employee as a result of Employee’s employment with Employer.

(c)	“Customer” means actual customers (including licensees, participants of Employer’s networks and private label / co-brand card program sponsor customers) or actively sought prospective customers (including licensees, participants of Employer’s networks and private label / co-brand card program sponsor prospective customers).

(d)	“Non-compete Period” means the period beginning on the date of this Agreement and ending on the first anniversary of the termination of Employee’s employment with Employer for any reason.

(e)	“Non-solicitation Period” means the two year period after Employee’s employment with Employer terminates for any reason.

(f)	“Restricted Activities” means working in any executive, leadership, management or consulting capacity.

(g)	“Restricted Business” means a business of the type conducted by Employer during Employee’s employment, including:

(i)	Fuel Card Companies and oil companies in the fuel card issuing and processing business; and

(ii)	Specialty Card Companies, includes any business type conducted by Employer, such as Telematics, Corporate Payments, Lodging Cards, Food Cards, Toll Cards, Maintenance Cards, if Employee was dedicated to such business during Employee’s employment; and

(iii)	Any business conducted by the Employer during Employee’s employment, where the business equates to 15% or more of the Employer’s Global Revenue, during the Employee’s employment.

(h)	“Territory” means any geographic area in which Employer provided services to its Customers and the businesses with which it transacted business within the one (1) year prior to Employee’s termination, for any reason, from the Employer’s employment.

(i)	“Trade Secrets” means information or data of or about Employer, including but not limited to technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, products plans, or lists of actual or potential customers, clients, distributees or licensees, information concerning Employer’s finances, services, staff, contemplated acquisitions, marketing investigations and surveys, that (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

(j)	“Work Product” means any and all work product, property, data documentation or information of any kind, prepared, conceived, discovered, developed or created by Employee for Employer or its subsidiaries, or any of Employer’s or its subsidiary’s clients or customers.

1.2	Trade Secrets, Confidential Information, and Work Product.

(a)	Employee hereby agrees that (i) with regard to each item constituting all or any portion of the Trade Secrets and/or Confidential Information, at all times during the term of employment and all times during which such item continues to constitute a Trade Secret and/or Confidential Information under applicable law:

(i)	Employee shall hold in confidence all Trade Secrets and all Confidential Information and will not, either directly or indirectly, use, publish or disclose any Trade Secrets or Confidential Information, without the prior written consent of Employer;

(ii)	Further, Employee shall hold in the strictest of confidence all Confidential Information related to private label / co-brand card sponsors, resellers, product providers, and participants. Employee shall take proper precautions to safeguard Confidential Information related to private label card program sponsors and their customers. During the term of employment, Employee will only utilize Confidential Information within the context of servicing the private label card program sponsor, shall take all necessary precautions to ensure Confidential Information related to private label card sponsor is protected from unauthorized use by employees in other departments and shall take all precautions to ensure private label program sponsor Confidential Information is segregated from all other Employer data; and

(iii)	Employee shall immediately notify Employer of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware, and Employee shall assist Employer, to the extent necessary, in the procurement or any protection of Employer’s rights to or in any of the Trade Secrets or Confidential Information.

(b)	Employee hereby acknowledges and agrees that the prohibitions against disclosure of Confidential Information and Trade Secrets recited herein are in addition to, and not in lieu of, any rights or remedies that Employer may have available pursuant to the laws of any jurisdiction, to prevent the disclosure of trade secrets or privileged or proprietary information, and the enforcement by Employer of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or remedies that it may possess in law or equity.

(c)	Upon the request of Employer and, in any event, upon the termination of Employee’s employment with Employer, Employee shall deliver to Employer all memoranda, notes, records, manuals and other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the performance of Employee’s services hereunder or Employer’s business or containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to Employee from another source by virtue of Employee’s employment with Employer.

(d)	To the greatest extent possible, all Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. §§ 101 et seq., as amended) and owned exclusively by Employer. Employee hereby unconditionally and irrevocably transfers and assigns to Employer all rights, title and interest Employee may have in or to any and all Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. Employee agrees to execute and deliver to Employer any transfers, assignments, documents or other instruments which Employer may deem necessary or appropriate to vest complete title and ownership of any and all Work Product, and all rights therein, exclusively in Employer.

1.3	Non-competition for a Period of One (1) Year.

(a)	Employee agrees that Employee will not, within the Territory and during the Non-compete Period, either directly or indirectly, either alone or with any individual partnership, corporation, association, or other entity, compete with the Employer performing Restricted Activities in the Restricted Business;

(b)	Employee agrees that Employee will not, during the Non-compete Period, accept employment with or act as an independent contractor for a Competitor performing, within the Territory, Restricted Activities in the Restricted Business; and

(c)	Employee agrees that Employee will not, during the Non-compete Period, acquire or control or attempt to acquire or control any Competitor with respect to which Employee had performed any services (including, without limitation, financial analysis or negotiations) on behalf of the Employer.

Nothing contained in this Section 1 shall prohibit Employee from acquiring not more than five percent (5%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market.

1.4	Non-solicitation During Employment Term. Employee hereby agrees that Employee will not, during the term of Employee’s employment, either directly or indirectly, alone or in conjunction with any other party:

(a)	solicit, divert or appropriate or attempt to solicit, divert or appropriate, any Customer for the purpose of providing the Customer with services or products competitive with those offered by Employer during such term; or

(b)	solicit or attempt to solicit any employee, consultant, contractor or other personnel of Employer or any of its subsidiaries to terminate, alter or lessen that party’s affiliation with Employer or such subsidiary or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and Employer.

1.5	Non-solicitation During Non-solicitation Period. Employee hereby agrees that Employee will not, during the Non-solicitation Period, either directly or indirectly, alone or in conjunction with any other party:

(a)	solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business related to the Restricted Business from any of Employer’s Customers; provided, however, that the covenant in this clause shall limit Employee’s conduct only with respect to those Customers with whom Employee had material business contact (through direct or supervisory interaction with the Customer or the Customer’s account) during a period of time up to but no greater than two (2) year prior to the last day of Employee’s employment; or

(b)	solicit or attempt to solicit any “key” employee, consultant, contractor or other personnel of Employer or any of its subsidiaries to terminate, alter or lessen that party’s affiliation with Employer or such subsidiary; provided, however, that the covenant in this clause shall limit Employee’s conduct only with respect to those “key” employees, consultants, contractors, or other personnel with whom Employee had material business contact in connection with Employee’s duties for Employer during a period of time up to but not greater than two (2) year prior to the last day of Employee’s employment. For purposes of this clause (b), “key” employees, consultants, contractors, or other personnel are those with knowledge of or access to Trade Secrets and Confidential Information.

1.6	Severability. If a judicial or arbitral determination is made that any of the provisions of this Section 1 constitutes an unreasonable or otherwise unenforceable restriction against Employee the provisions of this Section 1 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to Employee. In this regard, Employee hereby agrees that any judicial or arbitral authority construing this Agreement shall be empowered to sever or modify any prohibited business activity or any time period from the coverage of this Agreement, and to apply the provisions of this Agreement to the remaining business activities, and the remaining time period not so severed or modified by such judicial or arbitral authority.

1.7	Reasonable and Necessary Restrictions.

(a)	Employee acknowledges that during the course of Employee’s employment with Employer that Employee has received or will receive and has had or will have access to Confidential Information and Trade Secrets of Employer, including, but not limited to confidential and secret business and marketing plans, strategies, and studies, detailed client / customer lists and information relating to the operations and business requirements of those clients / customers and, accordingly, Employee is willing to enter into the covenants contained in this Agreement in order to provide Employer with what he considers to be reasonable protection for its interests.

(b)	Employee acknowledges that the restrictions, prohibitions and other provisions in this Agreement are reasonable, fair and equitable in scope, terms and duration, are necessary to protect the legitimate business interests of Employer, and are a material inducement to Employer to provide the consideration set forth in this Agreement.

Section 2	Miscellaneous.

2.1	Independent Obligations. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between Employee and Employer. Any claim that Employee may have against Employer shall not constitute a defense to enforcement by Employer of this Agreement.

2.2	Survival of Obligations. The covenants in Section 1 shall survive termination of Employee’s employment, regardless of who causes the termination and under what circumstances.

2.3	Notices. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered in person or by courier, or sent by any express mail service, postage or fees prepaid at the following addresses:

Employer

FleetCor Technologies Operating Company, LLC

5445 Triangle Parkway, Suite 400

Norcross, Georgia 30092

Attention: Crystal F. Williams

Employee: at the address specified below Employee’s signature or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

2.4

Assignment; Binding Effect. This Agreement is for the personal services of Employee, and the rights and obligations of Employee under this Agreement are not assignable or delegable in whole or in part by Employee without the prior written consent of Employer. This Agreement is assignable in whole or in part by Employer and Employee hereby consents to, and agrees to be bound by, any such assignment. This Agreement inures to the benefit of, shall be enforceable by and is binding upon, Employer and its successors and assigns, and Employee, together with Employee’s executor, administrator, personal representative, heirs, and legatees.

2.5	Entire Agreement. This Agreement, together with the Offer Letter, is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements or agreements to the contrary heretofore made. Except as provided for in Paragraph 1.6, this Agreement may be modified only by a written instrument signed by all of the parties hereto.

2.6	Governing Law and Choice of Forum. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Georgia, not including the choice-of-law rules thereof. Employee and Employer agree that any dispute arising under or related to this Agreement shall be brought exclusively in the state or federal courts of Georgia.

2.7	Construction. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

2.8	Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise specified to the contrary, all references to sections and paragraph headings are references to sections and paragraph headings of this Agreement.

2.9	Specific Performance. Each party hereto hereby agrees that any remedy at law for any breach of the provisions contained in this Agreement shall be inadequate and that the other parties hereto shall be entitled to specific performance and any other appropriate injunctive relief in addition to any other remedy such party might have under this Agreement or at law or in equity.

2.10	Nature of Employment. Nothing in this Agreement is intended to or shall be interpreted as creating employment for a specified period of time. Employee understands and agrees that Employee’s employment with Employer shall be employment-at-will which can be terminated at any time, without prior notice or cause, by either Employee or Employer. No act, statement or conduct, of any nature whatsoever, of any representative of Employer shall alter the nature of Employee’s employment unless it is in writing.

2.11	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FLEETCOR TECHNOLOGIES OPERATING
COMPANY, LLC

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EMPLOYEE

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